EXHIBIT 99

D&E COMMUNICATIONS, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
July 15, 2005	W. Garth Sprecher
(717) 738-8304

D&E Communications Reaches Contract Agreement With IBEW

EPHRATA, PA — D&E Communications (Nasdaq: DECC), a leading regional broadband integrated communications provider, announced that it has reached an agreement with the International Brotherhood of Electrical Workers Local 1671.

The membership of Local 1671 ratified the new four-year contract earlier this week. The union represents 76 employees at D&E’s Birdsboro location.

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, VoIP phone, voice and data network installation and maintenance, network performance management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. The company employs approximately 670 people. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.